Capital Bancorp, Inc. Names New Chairman

Rockville, MD, December 16, 2019 – Capital Bancorp, Inc. (NASDAQ: CBNK), the holding company for Capital Bank, N.A., is pleased to announce that Steven J. Schwartz will take on the role as Chairman of the Board of Directors, effective January 1, 2020. In this planned transition, Mr. Schwartz will take over the reins from Stephen N. Ashman, who held the position since 2002.
“Over the course of 17-plus years, Steven Schwartz has been instrumental in helping Capital Bank become — and remain — a leading bank in the greater D.C. metropolitan area,” says Edward Barry, Chief Executive Officer of the Company and the Bank. “We’re especially excited about the leadership he will bring to the Bank in his new capacity as chairman of the holding company.”

Mr. Schwartz’s “resume” is as diverse as it is robust. Mr. Schwartz is an attorney and certified public accountant, with more than 35 years’ experience as a chief financial officer and general counsel. He is the founder and Portfolio Manager of Prudent Capital, a mezzanine debt provider with a mission to provide profitable, later stage operating businesses with cost-effective capital. Since 2002, Mr. Schwartz has served on the Board of Directors for the Bank and is the Chairman of the Finance Committee, as well as a member of the Executive and Loan Committees. Mr. Schwartz is also a member of the Company’s Audit, Executive, Compensation and Governance Committees.

Outgoing chairman Stephen N. Ashman will remain a member of the Company’s Board of Directors and will continue to serve as Lead Director of the Bank. “We’re very fortunate to have had Stephen Ashman as chairman for nearly a decade,” said Mr. Barry. “His influence can be felt in both the customer experience as well as in the day-to-day operations of the Bank. We’re pleased that he will continue to be a part of Capital Bank’s legacy on the board and as Lead Director.”

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., located in Rockville, Maryland, is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the eighth largest bank headquartered in Maryland. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $1.3 billion at September 30, 2019 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company’s website www.CapitalBankMD.com under its investor relations page.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com